EXHIBIT 10.1

                          SUBSCRIPTION AGENT AGREEMENT

                                                            ___________ __, 2002



American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038

Ladies and Gentlemen:

         In connection with your appointment as Subscription Agent in the transaction described herein, Ladenburg Thalmann Financial Services Inc., a Florida corporation (the "Company"), hereby confirms its arrangements with you as follows:

         1. Rights Offering. The Company has declared a dividend to the holders of shares of its common stock, par value $0.0001 per share ("Common Stock"), and offered to holders of its outstanding options, warrants and senior convertible promissory notes (the "Rights Offering"), on _____ __, 2002 (the "Record Date"), the right to subscribe for additional shares of Common Stock, at a subscription price of $___ per share of Common Stock ("Rights"). The Common Stock along with the Company's outstanding options, warrants and senior convertible promissory notes shall hereafter be referred to as the "Securities." One Right is being issued for every _____ shares of Common Stock held on the Record Date. Each holder of the Company's options, warrants and senior convertible promissory notes will be deemed to hold that number of shares of Common Stock that they would hold if they exercised or converted their securities on the Record Date. One Right is required to subscribe for one share of Common Stock. Except as set forth herein, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on ________ __, 2002 (the "Expiration Date"). Rights are evidenced by non-transferable subscription rights certificates in registered form ("Subscription Certificates"). Each holder of a Subscription Certificate who exercises the right to subscribe for all shares that can be subscribed for with the Rights evidenced by such Subscription Certificate (the "Basic Subscription Right") may have the right to subscribe for additional shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the "Over-subscription Privilege"). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated _______________, 2002 (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

         2. Appointment of Subscription Agent. You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

         3. Delivery of Documents. Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

         (a)      a copy of the Prospectus;

         (b)      the form of Subscription Certificate;

         (c)      the form of Letter from the Company to its Shareholders;

         (d)      the Instructions for Use of the Company's Subscription
                  Certificates;

         (e)      the Form of Notice of Guaranteed Delivery; and

         (f) a return envelope addressed to American Stock Transfer & Trust, as Subscription Agent.

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         On or before ________ __, 2002, you shall mail or cause to be mailed to each holder of Securities at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus, a Notice of Guaranteed Delivery (as defined in paragraph 7 hereof) and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of record of the Securities at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

         4. Subscription Procedure. (a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail, facsimile or delivery) as Subscription Agent of (i) any Subscription Certificate completed and endorsed for exercise, as provided in the Subscription Certificate (except as provided in paragraph 6 hereof), and (ii) payment in full of the subscription price set forth on the cover page of the Prospectus for the shares of Common Stock subscribed for (the "Subscription Price") in U.S. funds (i) by personal check, certified or cashier's check, bank draft or a postal, telegraphic or express money order payable at par (without deduction for bank service charges or otherwise) to you, "AS SUBSCRIPTION AGENT"; (ii) or wire transfer of immediately available funds; or (iii) an alternative payment method arranged by you and approved by the Company, you shall as soon as practicable after the Expiration Date but after performing the procedures described in subparagraphs (b) and (c) below (which is anticipated to be the twelfth business day thereafter) mail to the subscriber's registered addresses on the books of the Company the shares of Common Stock for the Rights duly exercised (pursuant to the Basic Subscription Privilege and the Over-subscription Privilege) and furnish a list of all such information to the Company.

         (b) As soon as practicable after the Expiration Date you shall calculate the number of shares to which each subscriber is entitled to receive pursuant to the Over-subscription Privilege. The Over-subscription Privilege may only be exercised by holders who subscribe to all the shares of Common Stock that can be subscribed for by them under the Basic Subscription Right. The shares of Common Stock available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the "Remaining Shares"). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-subscription Privilege, each holder shall be allotted the number of additional shares subscribed for. If the aggregate number of shares subscribed for under the Over-subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares initially allotted to each participant in the Over-subscription Privilege shall be the lesser of (i) the number of shares which that participant has subscribed for under the Over-subscription Privilege and (ii) the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of shares subscribed for by the participant under the Basic Subscription Right and the denominator is the aggregate number of shares subscribed for under the Basic Subscription Privilege. If after the initial allotment there are still Remaining Shares and holders of Rights whose exercise of the Over-subscription Privilege has not been fully satisfied, such Remaining Shares shall be allocated (one or more time as necessary) in accordance with the foregoing principal until all available Remaining Shares have been allocated. Any fractional share to which persons exercising their Over-subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded up to the next whole share.

         (c) Upon calculating the number of shares to which each subscriber is entitled pursuant to the Over-subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, (i) furnish a list of all such information to the Company and (ii) inform holders of Subscription Certificates who participated in the Over-subscription Privilege of the number of additional shares, if any, allotted to them.

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         (d) Upon calculating the number of shares to which each subscriber is entitled pursuant to the Over-subscription Privilege and assuming payment for the additional shares subscribed for has been delivered, you shall mail to the subscriber's registered address on the books of the Company the additional shares the subscriber has been allotted as contemplated in subparagraph (a) above. If a lesser number of shares is allotted to a subscriber under the Over-subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the shares allotted pursuant to the Over-subscription Privilege are mailed.

         (e) You shall promptly remit, after expiration of the Rights Offering and issuance of certificates for the shares subscribed for, all funds received in payment of the Subscription Price under the Basic Subscription Right to the Company. Funds received by you pursuant to the Over-subscription Privilege shall be held by you in a segregated interest-bearing account pending allocation of shares issued pursuant to the Over-subscription Privilege. Upon mailing certificates representing the shares and refunding subscribers' funds for additional shares subscribed for but not allotted, if any, you shall promptly remit all funds received in payment of the Subscription Price under the Over-subscription Privilege to the Company.

         5. Defective Exercise of Rights; Lost Subscription Certificates. The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Such subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing shares of Common Stock you use in your capacity as transfer agent for the Company's Common Stock.

         6. Late Delivery. If prior to 5:00 p.m., New York City time, on the Expiration Date, you receive (i) payment in full of the Subscription Price for the shares of Common Stock being subscribed for and (ii) a guarantee notice (a "Notice of Guaranteed Delivery") substantially in the form delivered with the Subscription Certificate, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or some other acceptable eligible guarantor institution qualified under a guarantee program stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising shareholder, the number of Rights represented by the Subscription Certificate held by such exercising shareholder, the number of shares of Common Stock being subscribed for pursuant to the Basic Subscription Right, the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-subscription Privilege, and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three trading days on the American Stock Exchange ("Amex") following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three Amex trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed and duly executed Subscription Certificate evidencing the Rights being exercised, with signature guaranteed if required.

         7. Delivery. You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver the shares of Common Stock to the subscribers who have duly exercised Rights at their registered addresses as instructed in the the Subscription Certificates.

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         8. Reports. You shall notify the Company by telephone on or before the close of business on each business day during the period commencing with the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three business days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed delivery on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, (iv) the number of shares requested under the Over-subscription Privilege and (v) the cumulative total of the information set forth in clauses (i) through (iv) above. At or before 5:00 p.m., New York City time on the first business day following the Expiration Date, you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through
(iii) above. You shall maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designee with such information compiled by you pursuant to this paragraph 8 as any of them shall request.

         9. Future Instructions. With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by (a) any one or more of the following authorized officers or employees of the Company: Howard M. Lorber, Chairman of the Board of Directors of the Company, Victor M. Rivas, President and Chief Executive Officer of the Company, Richard J. Rosenstock, Vice Chairman of the Board of Directors and Chief Operating Officer of the Company or J. Bryant Kirkland III, Chief Financial Officer of the Company; or (b) David Alan Miller or Jeffrey M. Gallant of Graubard Miller, counsel for the Company.

         10. Payment of Compensation and Expenses. The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder as set forth on Schedule 1 attached hereto.

         11. Counsel. You may consult with counsel satisfactory to you, which may be counsel to the Company, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

         12. Indemnification. The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder, or your breaching any of your obligations under this Agreement.

         13. Notices. Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class mail, postage prepaid, as follows:

          (a)  If to the Company, to:

                  Ladenburg Thalmann Financial Services Inc.
                  590 Madison Avenue, 34th Floor
                  New York, New York 10022
                  Attention: Victor M. Rivas
                  Telephone:  (212) 409-2000
                  Telecopy:  (212) 409-2174

                      with a copy to:

                  David Alan Miller, Esq.
                  Graubard Miller
                  600 Third Avenue
                  New York, New York 10016-2097
                  Telephone:  (212) 818-8800
                  Telecopy:  (212-818-8881

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         (b)  If to you, to:

                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, New York  10038
                  Attention:  Herbert Lemmer
                  Telephone:  (718) 921-8200
                  Telecopy:  (718) 234-5001

         14. Assignment, Delegation. (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

         15. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the law of the State of New York.

         16. Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

         17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         18. Captions. The captions and descriptive headings herein are for convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

         19. Confidentiality. The Subscription Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         20. Term. This Agreement shall remain in effect until 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Subscription Agent shall retain all cancelled Subscription Certificates and related documentation as required by applicable law.

         21. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

         If the foregoing is in accordance with your understanding of our arrangements, please sign and return the enclosed duplicate of this letter.

                                Very truly yours,

                                LADENBURG THALMANN FINANCIAL SERVICES INC.


                                By:_____________________________________________
                                   Name:  Victor M. Rivas
                                   Title: President and Chief Executive Officer

         The foregoing is in accordance with our understanding and is hereby confirmed and accepted.

AMERICAN STOCK TRANSFER &
TRUST COMPANY


By:_____________________________________________
   Name:  Herbert Lemmer
   Title: Vice President and General Counsel

Dated:  _______________, 2002




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                                   SCHEDULE 1

                            Compensation and Expenses

         The Subscription Agent shall submit an invoice to the Company upon completion of the Rights Offering. The Company shall submit payment of such invoice within 10 business days of receipt of the invoice.


Compensation and Expenses:      $7,500  plus reasonable out-of-pocket
                                expenses incurred